Free Writing Prospectus                               Filed Pursuant to Rule 433
Dated September 21, 2006                              File No. 333-132319-02


To: 7 < GO > to view recipients information. 9/21 13:14:52
      Subject: CRMSI 06-2  **PRICES, YLDS, COUPONS**
Attachment(s): None

Lead: Citigroup  Co-Manager: CS

                        Enhance  (Ratings    WAL
Tranche     Amt   Type        %     M/S&P) (Call)      Level     YLD  COUPON       PX
------- -------  -----  -------  ---  ---   ----   ---------   -----  ------   ------
OFFERED CERTIFICATES
A-1A    143.500  Fixed    13.00  Aaa  AAA   1.00   EDSF+14     5.530   5.872   99.999
A-1B    190.275  Fltng    13.00  Aaa  AAA   1.00   1mL+8                       100-00
A-2      71.345  Fixed    13.00  Aaa  AAA   2.20   ISwaps+25   5.440   5.557   99.997
A-3     108.218  Fixed    13.00  Aaa  AAA   3.00   ISwaps+35   5.492   5.563   99.995
M-8       5.170  Fixed     3.40  Baa1 BBB   5.40   call desk
M-9       7.325  Fixed     2.55  Baa2 BBB-  5.40   call desk

Settle: September 28
Intex deal name: citicrmsi_2006_2
Intex password: V2X2
YB ticker: crmsi06.2

NON-OFFERED CERTIFICATES

A-4     105.137    Fixed    13.00         Aaa  AAA     5.00
A-5      56.237    Fixed    13.00         Aaa  AAA     8.01
A-6      74.968    Fixed    13.00         Aaa  AAA     6.37
M-1      21.973    Fixed    10.45         Aa1  AA+     5.41
M-2      19.388    Fixed     8.20         Aa2  AA      5.41
M-3      10.771    Fixed     6.95         Aa3  AA-     5.40
M-4      7.755     Fixed     6.05         A1   A+      5.40
M-5      7.755     Fixed     5.15         A2   A       5.40
M-6      5.170     Fixed     4.55         A3   A-      5.40
M-7      4.740     Fixed     4.00         Baa1 BBB+    5.40

Disclaimer:
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.